EXHIBIT 2.3


                                VOTING AGREEMENT

     VOTING AGREEMENT, dated as of October 26, 2005 (this "Agreement"), among Patriot Holding Corp., a Minnesota corporation ("Purchaser"), Patriot Acquisition Corp., a Minnesota corporation ("Sub"), Transport Corporation of America, Inc., a Minnesota corporation ("Seller"), Rutabaga Capital Management LLC, a Delaware limited liability company ("Rutabaga"), Wasatch Advisors, Inc., a Utah corporation, as investment adviser to the Wasatch Small Cap Value Fund, a series of Wasatch Funds, Inc., a Minnesota corporation ("Wasatch SCV"), and Wasatch Advisors, Inc., a Utah corporation, for various separate accounts ("Wasatch Separate Accounts" and together with Rutabaga and Wasatch SCV, the "Investment Advisers" and each an "Investment Adviser").

                              W I T N E S S E T H:

     WHEREAS, Seller, Purchaser and Sub have negotiated an Agreement and Plan of Merger (as such agreement may hereafter be amended from time to time, the "Merger Agreement"), which provides for, upon the terms and subject to the conditions set forth therein, the merger of Sub with and into Seller (as set forth in the Merger Agreement) in exchange for $10.00 per share in cash for all of the issued and outstanding shares of capital stock of Seller (the "Merger");

     WHEREAS, as of the date hereof, each Investment Adviser beneficially owns (as such term is defined pursuant to Rule 13d-3(a) promulgated under the Exchange Act) as an investment adviser with proxy voting privileges the number of shares and/or options to purchase the number of shares of common stock, $0.01 par value per share of Seller (the "Seller Common Stock") set forth opposite such Investment Adviser's name on Schedule I hereto (all shares so beneficially owned by such Investment Adviser from time to time, together with such shares for which beneficial ownership may hereafter be acquired by such Investment Adviser prior to the termination of this Agreement, whether upon the exercise of options, conversion of convertible securities, exercise of warrants or by means of purchase, dividend, distribution or otherwise, being referred to herein as such Investment Adviser's "Subject Shares");

     WHEREAS, approval of the Merger Agreement by the holders of a majority of the issued and outstanding shares of Seller Common Stock will be required in order to consummate the transactions contemplated by the Merger Agreement;

     WHEREAS, as a condition to the willingness of Purchaser to enter into the Merger Agreement, Purchaser has requested that each Investment Adviser enter into this Agreement;

     WHEREAS, in order to induce Purchaser to enter into the Merger Agreement, Rutabaga is willing to enter into this Agreement to vote up to a maximum of 325,150 of its Subject Shares ("Rutabaga Threshold") in favor of the approval and adoption of the Merger Agreement and the approval of the Merger on the terms and conditions set forth herein; and

     WHEREAS, in order to induce Purchaser to enter into the Merger Agreement, Wasatch SCV is willing to enter into this Agreement to vote up to a maximum of 392,442 of its Subject Shares ("Wasatch SCV Threshold") in favor of the approval and adoption of the Merger Agreement and the approval of the Merger on the terms and conditions set forth herein.

     WHEREAS, in order to induce Purchaser to enter into the Merger Agreement, Wasatch Separate Accounts is willing to enter into this Agreement to vote up to a maximum of 230,456 of its Subject Shares ("Wasatch Separate Accounts Threshold") in favor of the approval and adoption of the Merger Agreement and the approval of the Merger on the terms and conditions set forth herein.

     NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements herein contained, and intending to be legally bound hereby, Purchaser, Sub, Seller and the Investment Advisers hereby agree as follows:

                                   ARTICLE I.

                                   DEFINITIONS

     Certain capitalized terms used and not otherwise defined herein have the meanings ascribed to them in the Merger Agreement. Unless the context otherwise requires, such terms shall include the singular and plural and the conjunctive and disjunctive forms of the terms defined.

                                  ARTICLE II.

                                VOTING OF SHARES

     SECTION 2.1. Agreement to Vote. From the date of the Merger Agreement until the termination of this Agreement pursuant to Section 4.1 hereof (the "Term"), at every time as Seller convenes a meeting of, or otherwise seeks a vote of, Seller's shareholders with respect to the following, each of Rutabaga, Wasatch SCV and Wasatch Separate Accounts hereby agrees to vote, or cause to be voted, to the extent not voted by Purchaser as appointed by the Proxy, provided that there has been no Change in Recommendation (as defined in the Merger Agreement), all of its Subject Shares up to the Rutabaga Threshold, Wasatch SCV Threshold and Wasatch Separate Accounts Threshold, respectively, held as of the record date established by Seller for the purposes of determining those shareholders of Seller entitled to vote on such matters (the "Record Date"):

     (a) in favor of the approval and adoption of the Merger Agreement and the approval of the Merger and the transactions contemplated by the Merger Agreement;

     (b) against approval of any proposal made in opposition to, or in competition with, the Merger and the transactions contemplated by the Merger Agreement; and

     (c) against any actions (other than those actions that relate to the Merger and the transactions contemplated by the Merger Agreement) that are intended to, or could be reasonably expected to, impair the ability of Seller to consummate the Merger or otherwise impede, interfere with, delay, postpone, discourage or adversely affect the consummation of the Merger in accordance with the terms of the Merger Agreement.

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Each Investment Adviser further agrees not to enter into any agreement or understanding with any person to vote or give instructions in any manner inconsistent with or violative of the terms of this Section 2.1.

     SECTION 2.2. Proxy; Reliance. Provided that there has been no Change in Recommendation (as defined in the Merger Agreement), each of Rutabaga, Wasatch SCV and Wasatch Separate Accounts hereby constitutes and appoints during the Term Purchaser, acting through each of Van Zandt Hawn and Joseph M. Heinen, each with the power to act alone and with full power of substitution and resubstitution, at any time during the Term, as its true and lawful attorneys-in-fact and proxies (its "Proxy"), for and in its name, place and stead, to vote its Subject Shares up to the Rutabaga Threshold, the Wasatch SCV Threshold and the Wasatch Separate Accounts Threshold, respectively, held as of the Record Date as its Proxy, at every annual, special, adjourned or postponed meeting of the shareholders of Seller called for purposes of considering whether to approve the Merger Agreement or any of the other transactions or matters contemplated by, or directly or indirectly affecting, the Merger Agreement or to execute a written consent of shareholders in lieu of any such meeting. Each Investment Adviser understands and acknowledges that Purchaser and Sub have entered into the Merger Agreement in reliance upon each Investment Adviser's execution and delivery of this Agreement. The parties agree that by reason of the Merger Agreement, the Proxy is a proxy coupled with an interest. At Purchaser's request, each of Rutabaga, Wasatch SCV and Wasatch Separate Accounts will perform such further acts and execute such further documents as may be required to vest in Purchaser or its Representatives the sole power to vote its Subject Shares up to the Rutabaga Threshold, the Wasatch SCV Threshold and the Wasatch Separate Accounts Threshold, respectively, with respect to the matters set forth in Section 2.1 during the Term in accordance with the terms of this Agreement.

                  THE FOREGOING PROXY AND POWER OF ATTORNEY ARE
          IRREVOCABLE AND COUPLED WITH AN INTEREST THROUGHOUT THE TERM.

     SECTION 2.3. Limitation. Each Investment Adviser shall retain at all times the right to vote such Investment Adviser's Subject Shares in such Investment Adviser's sole discretion and without any other limitation on those matters other than those set forth in Section 2.1 that are at any time or from time to time presented for consideration by Seller's shareholders generally.

     SECTION 2.4. Capacity. The parties hereby agree that the Investment Advisers are executing this Agreement solely in their capacity as investment advisers with respect to the Subject Shares. Nothing contained in this Agreement shall limit or otherwise affect, in any manner, the conduct or exercise of the Investment Advisers' fiduciary duties as investment advisers to their clients or as otherwise required under applicable law.

     SECTION 2.5. Transfer of Subject Shares. Except as otherwise prohibited by this Section 2.5 below, each Investment Adviser may offer for sale, sell, transfer, tender, pledge, encumber, assign or otherwise in any way dispose of, or enter into any contract, option or other agreement (oral or written) with respect to or consent to the offer for sale, sale, transfer, tender, pledge, encumbrance, assignment or any other disposition of, any or all of such Investment Adviser's Subject Shares, or any interest therein. Notwithstanding the foregoing, each of Rutabaga, Wasatch SCV and Wasatch Separate Accounts agrees that it shall not, directly or indirectly, without the prior written consent of Purchaser, which may be withheld in its sole discretion:

     (a) grant any proxies or powers of attorney, deposit any of the Subject Shares into a voting trust or enter into a voting agreement with respect to any of the Subject Shares unless it shall retain a number of shares equal to the lesser of (i) the number of shares held by it or (ii) the Rutabaga Threshold, Wasatch SCV Threshold or the Wasatch Separate Accounts Threshold, respectively, outside the purview of any such proxy, power, voting trust or voting agreements;

     (b) take any action that would reasonably be expected to have the effect of preventing or disabling such Investment Adviser from performing its obligations under this Agreement or making any representation or warranty of such contained in this Agreement untrue or incorrect; provided, however, that nothing herein shall restrict either of the Investment Adviser's ability to (i) offer for sale, sell, transfer, tender, pledge, encumber, assign or otherwise in any way dispose of, or enter into any contract, option or other agreement (oral or written) with respect to or consent to the offer for sale, sale, transfer, tender, pledge, encumbrance, assignment or any other disposition of, any or all of such Investment Adviser's Subject Shares, or any interest therein, or (ii) respond to capital calls, transfers or terminations requested by its clients or the exercise of its fiduciary duties pursuant to Section 2.4 above; or

     (c) enter into any agreement or arrangement providing for any of the actions described in clause (a) or (b) above.

                                  ARTICLE III.

                         REPRESENTATIONS AND WARRANTIES

     SECTION 3.1. Each Investment Adviser hereby, severally and not jointly, represents and warrants to Purchaser and Sub as follows:

     (a) Schedule I hereto correctly sets forth the number of shares of Seller Common Stock beneficially owned (as such term is defined pursuant to Rule 13d-3(a) promulgated under the Exchange Act) by such Investment Adviser as an investment adviser with proxy voting privileges as of the date of this Agreement.

     (b) Such Investment Adviser has all requisite legal capacity, power and authority to enter into and perform all of its obligations under this Agreement subject only to the ongoing rights of each Investment Adviser's clients to exercise or delegate proxy voting authority. This Agreement has been duly and validly executed and delivered by such Investment Adviser and when duly and validly executed and delivered by Purchaser and Sub will constitute a valid and binding agreement of such Investment Adviser, enforceable against it in accordance with its terms, except as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization or similar laws affecting creditors' rights generally and by general equitable principles.

SECTION 3.2. Each of Purchaser, Sub and Seller hereby, severally and not jointly, represents and warrants to Rutabaga, Wasatch SCV and Wasatch Separate Accounts that (a) it has all requisite legal capacity, power and authority to enter into and perform all of its obligations under this Agreement (b) this Agreement has been duly and validly executed and delivered by it and when duly and validly executed and delivered by it, this Agreement will constitute a valid and binding agreement of it, enforceable against it in accordance with the Agreement's terms, except as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization or similar laws affecting creditors' rights generally and by general equitable principles.

                                   ARTICLE IV.

                                  MISCELLANEOUS

     SECTION 4.1. Termination. This Agreement shall terminate upon the earliest to occur of (i) the Merger Effective Time, (ii) the valid termination of the Merger Agreement in accordance with its terms, (iii) the execution of any amendment to the Merger Agreement that modifies the amount, form or timing of payment of the Merger Consideration in a manner adverse to any Investment Adviser without the prior written consent of such Investment Adviser, (iv) the mutual agreement of the parties hereto, (v) the valid exercise of the Investment Advisers' fiduciary duties as investment advisers to their clients or as otherwise required under applicable law in accordance with Section 2.4 herein, or (vi) the termination of any other voting agreement entered into by Purchaser, Sub and Seller with any shareholder of Seller. In the event this Agreement is terminated, this Agreement shall immediately become void, there shall be no liability under this Agreement on the part of Purchaser, its officers or directors or the Investment Advisers, and all rights and obligations of the parties to this Agreement shall cease and be of no further legal effect, except that nothing herein shall relieve any party from any liabilities or damages arising out of its material breach of this Agreement.

     SECTION 4.2. Expenses. Purchaser and Sub shall, jointly and severally, reimburse each of the Investment Advisers for reasonable out-of-pocket expenses incurred by the Investment Advisers in connection with the review of this Agreement by counsel to each of the Investment Advisers. All other fees, costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such fees, costs and expenses.

     SECTION 4.3. Notice. All notices and other communications given hereunder shall be in writing and shall be deemed given (i) when delivered if delivered personally, (ii) when receipt is acknowledged by an affirmative act of the party receiving notice, if telecopied, or (iii) three business days after being mailed, if mailed by registered or certified mail (return receipt requested). Notices and other communications to the parties will be sent to the following addresses (or at such other address for a party as shall be specified by like notice):

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     (a)      if to Purchaser and Sub:

              Patriot Holding Corp.
              3700 Wells Fargo Center
              90 South Seventh Street
              Minneapolis, MN 55402
              Attention: Van Zandt Hawn
              Facsimile: (612) 338-2860

              With a copy to:

              Dorsey & Whitney LLP
              50 South Sixth Street, Suite 1500
              Minneapolis, MN 55402
              Attention: Robert A. Rosenbaum, Esq.
              Facsimile: (612) 340-7800

     (b)      if to Seller:

              Transport Corporation of America, Inc.
              1715 Yankee Doodle Road
              Eagan, Minnesota 55121
              Attention: Special Committee of the Board of Directors
                         c/o William D. Slattery
              Facsimile: (651) 994-5728

              With a copy to:

              Robins, Kaplan, Miller & Ciresi L.L.P.
              280 LaSalle Plaza
              800 LaSalle Avenue
              Minneapolis, Minnesota 55402
              Attention: John R. Houston, Esq.
              Facsimile: (612) 339-4181

     (c) if to an Investment Adviser, at the address set forth below such Investment Adviser's name on Schedule I hereto.

     SECTION 4.4. Counterparts. This Agreement may be executed via facsimile in two or more counterparts, each of which, when executed, shall be deemed to be an original and all of which together shall constitute one and the same document.

     SECTION 4.5. Governing Law; Venue. This Agreement shall be governed by and construed in accordance with the laws of the State of Minnesota, without giving effect to the principles of conflicts of laws thereof. Each party submits to the exclusive jurisdiction of the courts of competent jurisdiction in the State of Minnesota in respect of any action or proceeding relating to this Agreement. The parties agree not to raise any objection to the venue of any proceedings in any such court, including the objection that the proceedings have been brought in an inconvenient forum.

     SECTION 4.6. Specific Performance. Each Investment Adviser acknowledges that if such Investment Adviser fails to perform any of its obligations under this Agreement, immediate and irreparable harm or injury would be caused to Purchaser and Sub for which money damages would not be an adequate remedy. In such event, each Investment Adviser agrees that Purchaser and Sub shall have the right, in addition to any other rights either party may have, to specific performance of this Agreement. Accordingly, if Purchaser and Sub should institute an action or proceeding seeking specific enforcement of the provisions hereof, each Investment Adviser hereby waives the claim or defense that Purchaser and Sub have an adequate remedy at law and hereby agrees not to assert in any such action or proceeding the claim or defense that such a remedy at law exists. Each Investment Adviser further agrees to waive any requirements for the securing or posting of any bond in connection with obtaining any such equitable relief.

     SECTION 4.7. Maximum Shares Subject to Agreement. Notwithstanding anything to the contrary in this Agreement, nothing in this Agreement shall be construed as (i) requiring Rutabaga to vote its Subject Shares representing more than 4.96% of the issued and outstanding shares of Seller Common Stock, (ii) requiring Wasatch SCV to vote its Subject Shares representing more than 5.98% of the issued and outstanding shares of Seller Common Stock, in favor of the approval and adoption of the Merger Agreement and the approval of the Merger and the transactions contemplated by the Merger Agreement , (iii) requiring Wasatch Separate Accounts to vote its Subject Shares representing more than 3.51% of the issued and outstanding shares of Seller Common Stock, in favor of the approval and adoption of the Merger Agreement and the approval of the Merger and the transactions contemplated by the Merger Agreement or (iv) constituting acceptance by Van Zandt Hawn and Joseph M. Heinen of any Proxy under Section 2.2 above with respect to Rutabaga's Subject Shares representing more than 4.96% of the issued and outstanding shares of Seller Common Stock, Wasatch SCV's Subject Shares representing more than 5.98% of the issued and outstanding shares of Seller Common Stock or Wasatch Separate Accounts' Subject Shares representing more than 3.51% of the issued and outstanding shares of Seller Common Stock.



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


     IN WITNESS WHEREOF, Purchaser, Sub, Seller and each Investment Adviser have caused this Agreement to be executed as of the date first written above.



                             PATRIOT HOLDING CORP.


                             By: /s/ Van Zandt Hawn
                                 ------------------------------------
                                  Name:  Van Zandt Hawn
                                  Title: President


                             PATRIOT ACQUISITION CORP.


                             By: /s/ Van Zandt Hawn
                                 ------------------------------------
                                  Name:  Van Zandt Hawn
                                  Title: President


                             TRANSPORT CORPORATION OF
                             AMERICA, INC.


                             By: /s/ Michael J. Paxton
                                 ------------------------------------
                                  Name:  Michael J. Paxton
                                  Title: Chairman, President and
                                         Chief Executive Officer

                             RUTABAGA CAPITAL MANAGEMENT LLC


                             By: /s/ N. Carter Neubold IV
                                 ------------------------------------
                                  Name:  N. Carter Neubold IV
                                  Title: Member

                             WASATCH ADVISORS, INC.
                             as investment adviser to the Wasatch Small Cap Value Fund, a series of Wasatch Funds, Inc.


                             By: /s/ Samuel S. Stewart
                                 ------------------------------------
                                  Name:  Samuel S. Stewart
                                  Title: Chairman and CEO

                             WASATCH ADVISORS, INC.
                             as investment adviser for various separate accounts


                             By: /s/ Samuel S. Stewart
                                 ------------------------------------
                                  Name:  Samuel S. Stewart
                                  Title: Chairman and CEO

                                   SCHEDULE I
                                   ----------


NAME AND ADDRESS OF INVESTMENT ADVISER             SELLER COMMON STOCK
--------------------------------------             -------------------

Rutabaga Capital Management                        325,150
64 Broad Street
3rd Floor
Boston, MA
02109

Wasatch Advisors, Inc., as investment              392,442
adviser to the Wasatch Small Cap
Value Fund, a series of Wasatch
Funds, Inc.
150 Social Hall Avenue
Suite 400
Salt Lake City, UT
84111

Wasatch Advisors, Inc. for various                 230,456
separate accounts
150 Social Hall Avenue
Suite 400
Salt Lake City, UT
84111